UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 17, 2026

COLONY BANKCORP, INC.

(Exact name of registrant as specified in its charter)

Georgia	001-42397	58-1492391
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

115 South Grant Street, Fitzgerald, Georgia 31750

(Address of principal executive offices) (Zip Code)

(229) 426-6000

(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each Class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $1.00 per share	CBAN	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 13, 2026, Colony Bank (“Bank”), a Georgia Bank and wholly-owned subsidiary of Colony Bankcorp, Inc. (the “Holding Company” and, together with the Bank, the “Company”), entered into an employment agreement with R. Dallis Copeland, Jr., to continue as the President of the Holding Company and the Bank (the “Employment Agreement”).  The following is a summary of the material terms of the Employment Agreement.

The Employment Agreement is effective as of September 13, 2026, at which time Mr. Copeland’s prior employment agreement dated September 13, 2024, expired.  The Employment Agreement has a two-year term and provides for an annual base salary of $400,000 per year, subject to annual review.  Mr. Copeland will have an opportunity to receive an annual bonus based upon the achievement of performance goals established from year to year by the Compensation Committees of the Bank and Holding Company Boards.  Mr. Copeland will also have an opportunity to participate in the benefit plans maintained by the Bank to the extent eligible, subject to the terms and conditions of such plans, and he will be entitled to 27 days of PTO and holidays offered consistent with the Bank’s policies.

Pursuant to the Employment Agreement, if a change in control of the Company occurs during the term of the Employment Agreement and, within twelve months following such change in control, the Company terminates Mr. Copeland’s employment other than for “cause” or “disability” or Mr. Copeland resigns for “good reason” (as such terms are defined in the Employment Agreement), then the Bank will pay to Mr. Copeland an amount equal to two times the sum of Mr. Copeland’s then-current base salary plus an amount equal to the annual bonus paid with respect to the immediately prior calendar year, payable in a single lump sum within 30 days following his termination, subject to Mr. Copeland’s compliance with certain restrictive covenants and execution and non-revocation of a separation agreement and general release of claims against the Company.

Pursuant to the Employment Agreement, if the Company terminates Mr. Copeland’s employment other than for cause or disability or Mr. Copeland resigns for good reason prior to a change in control or more than twelve (12) months following a change in control, then the Bank will pay Mr. Copeland an amount equal to one (1) times Mr. Copeland’s then-current base salary, payable in equal installments over twelve months in accordance with current payroll policies, subject to Mr. Copeland’s compliance with certain restrictive covenants and execution and non-revocation of a separation agreement and general release of claims against the Company.

The Employment Agreement contains certain non-competition, employee and independent-contractor non-recruitment and customer non-solicitation covenants that apply during his employment with the Bank and for 12 months following his termination of employment.

The foregoing summary of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the Employment Agreement, a copy of which is filed as Exhibit 10.1 hereto and is incorporated by reference herein.

Item 8.01.  Other Events.

On September 17, 2026, the Company announced the receipt of all required regulatory approvals to complete its previously announced merger with First Reliance Bancshares, Inc.  The transaction is expected to close on November 1, 2026, pending shareholder approvals and satisfaction of other customary closing conditions.  A copy of the press release is filed as Exhibit 99.1 hereto and is incorporated herein by reference.

Item 9.01.  Financial Statements and Exhibits.

(d)  Exhibits.

E
Exhibit Number	Description

10.1	Employment Agreement between Colony Bank and R. Dallis Copeland, Jr.
99.1	Press release of Colony Bankcorp, Inc. to announce regulatory approvals for merger with First Reliance Bancshares, Inc. dated September 17, 2026.
104	Cover Page Interactive Data File – the cover page XBRL tags are embedded within the Inline XBRL document.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COLONY BANKCORP, INC.

Date: September 17, 2026	By:	/s/ T. Heath Fountain
T. Heath Fountain
Chief Executive Officer